EXHIBIT 99.1

         The Lawrence Weissberg Revocable Living Trust
                100 Spear Street, Suite 520
                 San Francisco, CA  94105


                        August 6, 2004


Dover Investments Corporation
100 Spear Street, Suite 520
San Francisco, CA  94105

Attention:  Board of Directors


       Re:  Dover Investments Corporation (the "Company")

Gentlemen,

	I write on behalf of The Lawrence Weissberg Revocable Living Trust (the "Trust") regarding the proposal made by the Trust on January 27, 2004 to take the Company private. After due consideration of the discussions we have had with the Chairman of the Special Committee, the Trust has decided to increase to $30.50 per share the cash consideration proposed to be paid in this transaction.
In addition, as requested by the Special Committee of the Board of Directors formed to evaluate the proposed transaction, accompanying this letter is a term sheet detailing the principal terms and conditions of the transaction contemplated by the Trust.


                       Very truly yours,

                       THE LAWRENCE WEISSBERG REVOCABLE
                       LIVING TRUST U/D/T NOVEMBER 25, 1992

                       By:/s/ Frederick M. Weissberg
	                    Frederick M. Weissberg, Trustee















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This communication is for informational purposes only.
It does not constitute a solicitation/recommendation statement under the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). If the Lawrence Weissberg Revocable Living Trust (the "Trust") commences a tender offer in accordance with the rules and regulations of the SEC, the Trust will file a tender offer statement on Schedule TO as required by such rules and regulations. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE THIS STATEMENT WHEN IT BECOMES AVAILABLE,
BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of this statement (when available) and other documents filed by the Trust or the Company with the SEC at the SEC's web site at http://www.sec.gov. Free copies of the solicitation/recommendation statement, once available, and other filings by the Company with the SEC may also be obtained by directing a request to the Dover Investments Corporation, 100 Spear Street, Suite 520, California 94105, Attention: Erika Kleczek,
Telephone:  (415) 777-0414.